Exhibit 5.1

CLIFFORD CHANCE OPINION LETTER
(LUXEMBOURG LAW)

- i -

To:	Codere Online Luxembourg, S.A. 7, rue Robert Stümper L - 2557 Luxembourg Grand Duchy of Luxembourg	5 May 2026

the “Company”

Form S-8 Registration Statement

We have acted as Luxembourg legal advisers of the Company, in connection with the registration statement on form S-8 to be filed with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended relating to the registration with the Commission of ordinary shares under registered form with a nominal value of EUR 1.- each of the Company (the “Ordinary Shares” and each an “Ordinary Share”). In our capacity as special Luxembourg counsel of the Company, we have been requested to render an opinion as to certain Luxembourg legal matters relating to up to 2,600,000 Ordinary Shares that may be issued by the Company pursuant to the New Plan in the future (the “New Plan Issuable Shares”) as a result of the exercise of stock options granted or to be granted under the New Plan (the “Transaction”).

1.	Introduction

1.1	Transaction Documents

For the purposes of the opinions given in this opinion letter (the “Opinion Letter”), we have reviewed the following documents entered into in connection with the Transaction (the “Transaction Documents”):

1.1.1	A draft of the registration statement on form S-8 to be filed with the Commission on 5 May 2026 (the “Registration Statement”);

1.1.2	A copy of the new stock options plan (the “New LTIP”) of the Company (consisting of the terms and conditions of the New LTIP, and a template of New LTIP participant letter), as approved by the board of directors of the Company on 7 November 2024 and also approved by the general meeting of the shareholders of the Company held on 30 June 2025 (the “New Plan”).

1.2	Defined terms and Interpretation

Terms defined in the Transaction Documents shall have the same meaning in this Opinion Letter, unless otherwise defined herein (and in particular in paragraph 1.1 (Transaction Documents) and in Schedule 1 (Definitions)).

Headings in this Opinion Letter are for ease of reference only and shall not affect its interpretation.

In this Opinion Letter, Luxembourg legal concepts are expressed in English terms and not in their original French terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This Opinion Letter may therefore only be relied upon under the express condition that any issues of interpretation arising thereunder will be governed by Luxembourg law.

1.3	Legal review

We have not reviewed any documents other than the Transaction Documents and the Corporate Documents, and this Opinion Letter does not purport to address any legal issues that arise in relation to such other documents that may be or come into force between the Parties, even if there is a reference to any such documents in the Transaction Documents or the Corporate Documents or on the impact such documents may have on the opinions expressed in this Opinion Letter.

1.4	Applicable law

The opinions given in this Opinion Letter are confined to and given on the basis of Luxembourg law as currently applied by the Luxembourg courts as evidenced in published case-law. We have made no independent investigation of any other laws for the purpose of this Opinion Letter and do not express or imply any opinion in relation to any such laws. In particular, as Luxembourg qualified lawyers we are not qualified nor in a position to assess the meaning and consequences of the terms of the Transaction Documents under the relevant foreign governing or applicable law and we have made no investigation into such laws as a basis for the opinions expressed hereafter and do not express or imply any opinion thereon, including in relation to any implied terms, statutory provisions referred to therein or any other consequences arising from the entry into or performance under such Transaction Documents under such laws. Accordingly, our review of the Transaction Documents has been limited to the terms of such documents as they appear on the face thereof without reference to their respective governing laws or any other applicable law (other than Luxembourg law).

The opinions given in this Opinion Letter are given on the basis that it is governed by and construed in accordance with the laws of Luxembourg and will be subject to the jurisdiction of the courts of Luxembourg.

1.5	Assumptions and reservations

The opinions given in this Opinion Letter are given on the assumptions set out in Schedule 4 (Assumptions) and are subject to the reservations set out in Schedule 5 (Reservations). The opinions given in this Opinion Letter are strictly limited to the matters stated in paragraph 2 (Opinions) and do not extend to any other matters.

2.	Opinions

We are of the opinion that:

2.1	Corporate existence

The Company is a company incorporated and existing in Luxembourg as a société anonyme and has been incorporated for an unlimited period.

2.2	New Plan Issuable Shares

The New Plan Issuable Shares to be subscribed and issued in accordance with the Articles, the Registration Statement, the New Plan and the Agreements (if and when issued pursuant to the New Plan), will be validly issued and fully paid, and the holder of such New Plan Issuable Shares will not be liable, solely because of his or her or its shareholder status, for additional payments to the Company or the Company’s creditors.

3.	No Judicial or Administrative Proceedings

According to the Negative Certificate, no Decision opening Judicial or Administrative Proceedings against the Company has been registered with the RCS on the date stated therein. The Negative Certificate does not indicate whether a Decision has been taken or a Judicial or Administrative Proceeding has been opened. The registration of a Decision must be requested by the legally determined persons at the latest one month after the Decision has been rendered. As a consequence a delay exists between the moment where the event rendering the registration with the RCS necessary occurs and the actual registration of the Decision in the RCS. It may furthermore not be excluded that no registration has occurred during the legally prescribed period of one month if no request for registration has been made. As a consequence the Negative Certificate is not conclusive as to the opening and existence or not of Decisions or Judicial or Administrative Proceedings and should not be relied upon as such. The Negative Certificate does, for the avoidance of doubt, not purport to indicate whether or not a petition or order for any of the Judicial or Administrative Proceedings has been presented or made.

4.	Scope of Opinion

We have not been responsible for advising any party to the Transaction other than the Company and the delivery of this Opinion Letter to any person other than the Company does not evidence an existence of any such advisory duty on our behalf to such person.

The filing of this Opinion Letter as an exhibit to the Registration Statement does not evidence the existence of any such advisory duty on behalf to any party other than the Company.

We have not considered and do not opine on whether the Registration Statement complies with any public offering of securities and/or stock exchange listing and admission to trading regulations, nor do we opine on the Registration Statement or/and on any securities laws disclosure requirements.

We express no opinion as to any taxation matters or transfer pricing matters generally or liability to tax which may arise or be suffered as a result of or in connection with the Transaction Documents or the Transaction or on the impact which any tax laws may have on the opinions expressed in this Opinion Letter.

No opinion (except to the extent expressly opined upon herein) is expressed or implied in relation to the accuracy of any representation or warranty given by or concerning any of the parties to the Transaction Documents or whether such parties or any of them have complied with or will comply with any covenant or undertaking given by them or any obligations binding upon them.

We express no opinion on any applicable licensing or similar requirements.

We express no opinion on the applicability of or compliance with the Regulation (EU) No 648/2012 of the European Parliament and of the Council of 4 July 2012 on OTC derivatives, central counterparties and trade repositories or any delegated or implementing regulations (together the “EMIR Regulations”), or of Regulation (EU) 2015/2365 of the European Parliament and of the Council of 25 November 2015 on transparency of securities financing transactions and of reuse and amending Regulation (EU) No 648/2012 or implementing regulations (“SFTR Regulations”) or any obligations arising for the parties pursuant to each of the EMIR Regulations and the SFTR Regulations.

We express no opinion with respect to any data protection matters relevant to or referred to in the Transaction Documents.

This Opinion Letter does not contain any undertaking to update it or to inform the Company of any changes in the laws of Luxembourg or any other laws which would affect the content thereof in any manner.

In this Opinion Letter we do not analyse the question of whether the Transaction Documents create legal, valid and enforceable obligations of any Party.

5.	Purpose

This Opinion Letter is provided in connection with the Transaction and is issued solely for the purposes of the filing of the Registration Statement.

It may not be relied upon for any other purpose, or quoted or referred to in any public document, or filed with any government agency or another person, nor may its existence or contents be disclosed to any person, without, in any such case, our prior written consent, except that we consent to the filing of this Opinion Letter as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” contained in the Registration Statement. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

CLIFFORD CHANCE

/s/ Christian Kremer
Christian Kremer*
Avocat à la Cour

*	The undersigned is acting as manager of Clifford Chance GP, the general partner of Clifford Chance.

Schedule 1
Definitions

“Agreements” means the relevant agreements for the granting of stock options to be entered into from time to time by the Company with the beneficiaries under the New Plan and regulating, among other things, the granting and conditions for the issuance of New Plan Issuable Shares to the beneficiaries.

“Authorised Signatories” means the persons defined as such under the heading Board Resolutions in paragraph 2 of Schedule 3 (Documents).

“Board Resolutions” means the board resolutions listed under the heading Board Resolutions in paragraph 2 of Schedule 3 (Documents).

“Business Preservation Law” means the Luxembourg law dated 7 August 2023 on business preservation and the modernisation of the bankruptcy laws.

“Company” means the company specified in Schedule 2 (The Company).

“Constitutional Documents” means, the constitutional documents listed under the heading Constitutional Documents in paragraph 2 of Schedule 3 (Documents).

“Corporate Documents” means the documents listed in paragraph 2 of Schedule 3 (Documents).

“Decision” means any judicial or administrative decision opening Judicial or Administrative Proceedings.

“Excerpt” means the excerpt listed under the heading Excerpt in paragraph 2 of Schedule 3 (Documents).

“Judicial or Administrative Proceedings” means one of the judicial or administrative proceedings referred to in article 13, items 4 to 11, 16 and 17 of the RCS Law, including in particular, bankruptcy (faillite), judicial reorganisation (réorganisation judiciaire), suspension of payments (sursis de paiement), judicial liquidation (liquidation judiciaire) and administrative dissolution without liquidation (dissolution administrative sans liquidation) proceedings.

“Law on Commercial Companies” means the Luxembourg law dated 10 August 1915 on commercial companies, as amended.

“Luxembourg” means the Grand Duchy of Luxembourg.

“Negative Certificate” means the negative certificate listed under the heading Negative Certificate in paragraph 2 of Schedule 3 (Documents).

“Other Party” means each party to the Transaction Documents other than the Company.

“Parties” means all of the parties to the Transaction Documents.

“RCS” means the Luxembourg register of commerce and companies.

“RCS Law” means the Luxembourg law dated 19 December 2002 relating to the register of commerce and companies as well as the accounting and the annual accounts of companies, as amended.

“REGINSOL” means the insolvency register (Registre de l’insolvabilité) held and maintained by the RCS.

“Regulation 2015/848” means Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast), as amended.

“RESA” means the central electronic platform of official publication for companies and associations (Recueil électronique des sociétés et associations).

“Shareholders Resolutions” means the resolutions of the general meeting of shareholders of the Company taken on 30 June 2025 and approving, among other things, the New Plan, and listed under the heading Shareholders Resolutions in paragraph 2 of Schedule 3 (Documents).

Schedule 2
The Company

Codere Online Luxembourg, S.A., a Luxembourg société anonyme, having its registered office at 7, rue Robert Stümper, L-2557 Luxembourg, Grand Duchy of Luxembourg, registered with the RCS under number B255798.

Schedule 3
Documents

We have reviewed only the following documents for the purposes of this Opinion Letter.

1.	TRANSACTION DOCUMENTS

Latest drafts of the Transaction Documents.

2.	CORPORATE DOCUMENTS RELATING TO the COMPANY

2.1	Constitutional Documents

A copy of its coordinated articles of association dated 12 January 2026.

2.2	Board Resolutions

(a)	A copy of the minutes of the Company’s board of directors held on 7 November 2024 and during which the board of directors adopted resolutions approving inter alia (i) the terms of the New Plan, and (ii) the granting of stock options pursuant to the New Plan to certain beneficiaries and the issuance of up to 600,000 related New Plan Issuable Shares under the authorised share capital of the Company upon exercise of the stock options in accordance with the New Plan and the relevant Agreements and conferring power to any director of the Company, acting individually, as well as Mr. Oscar Iglesias Sánchez and Mrs. Yaiza Rodríguez Robles, acting jointly (the “Authorised Signatories”) to effectively issue such New Plan Issuable Shares pursuant to the deliverance of an issue decision.

(b)	A copy of the written resolutions of the Company’s board of directors taken on 26 December 2024 and approving inter alia the granting of stock options pursuant to the New Plan to certain beneficiaries and the issuance of up to 500,000 related New Plan Issuable Shares under the authorised share capital of the Company upon exercise of the stock options in accordance with the New Plan and the relevant Agreements and conferring power to any director of the Company, as well as Mr. Oscar Iglesias Sánchez and Mrs. Yaiza Rodríguez Robles, each acting individually (the “Authorised Signatories”) to effectively issue such New Plan Issuable Shares pursuant to the deliverance of an issue decision.

(c)	A copy of the minutes of the Company’s board of directors held on 18 December 2025 and during which the board of directors adopted resolutions approving inter alia the granting of stock options pursuant to the New Plan to certain beneficiaries and the issuance of up to 620,000 related New Plan Issuable Shares under the authorised share capital of the Company upon exercise of the stock options in accordance with the New Plan and the relevant Agreements and conferring power to any director of the Company, as well as Mr. Aviv Sher, Mr. Marcus Arildsson and Mrs. Yaiza Rodríguez Robles, each acting individually (the “Authorised Signatories”) to effectively issue such New Plan Issuable Shares pursuant to the deliverance of an issue decision.

2.3	Shareholders Resolutions

A copy of the Shareholders Resolutions dated 30 June 2025.

2.4	Excerpt

An excerpt from the RCS dated 5 May 2026.

2.5	Negative Certificate

A certificate issued by the REGINSOL on 5 May 2026 stating that as of 4 May 2026, no Decision has been registered with the RCS by application of article 13, items 4 to 12, 16 and 17 of the RCS Law, according to which the Company would be subject to Judicial or Administrative Proceedings.

Schedule 4
Assumptions

The opinions expressed in this Opinion Letter are given on the following assumptions which are made both on the date of this Opinion Letter and on the date where the Transaction Documents have been, or will be (as the case may be), entered into and for any time period in between such dates.

1.	ORIGINAL AND GENUINE DOCUMENTATION

(a)	All signatures are genuine, all original documents are authentic and all copy documents are complete and conform to the originals.

(b)	The legal capacity of all directors and any other authorised signatories.

(c)	Any Transaction Document listed in Schedule 3 (Documents) has been, or will be (as the case may be), executed on the date specified in that document by all parties to it.

(d)	The Transaction Documents have been, or will be (as the case may be), executed in the form reviewed by us.

2.	OTHER PARTIES

(a)	Each Other Party is duly incorporated or organised and validly existing.

(b)	Each Other Party has validly entered into the Transaction Documents to which it is a party.

3.	VALID OBLIGATIONS

(a)	All obligations under the Transaction Documents are or, as applicable, once entered into by the Parties thereto will be, valid, legally binding upon, validly perfected where required, and enforceable against, the Parties as a matter of all relevant laws (other than Luxembourg but only to the extent opined herein).

(b)	All acts, conditions or things required to be fulfilled, performed or effected in connection with the Transaction Documents under the laws of any jurisdiction (other than Luxembourg but only to the extent opined herein) have been, or will be (as the case may be), duly fulfilled, performed and effected.

(c)	There are no provisions of the laws of any jurisdiction other than Luxembourg that would adversely affect the opinions expressed in this Opinion Letter.

4.	CORPORATE MATTERS

(a)	There have been no amendments to the Constitutional Documents and there shall be no amendments to the Constitutional Documents, other than as far as the issued share capital clause amount and the authorised capital clause amount are concerned as a result of the issuance of any New Plan Issuable Shares.

(b)	The Excerpt is true, accurate and up to date both on the date of this Opinion Letter and on the date on which the Board Resolutions have been adopted.

(c)	The Board Resolutions have been validly taken and all statements made therein are true, accurate and up-to-date.

(d)	The Board Resolutions, including the powers granted therein, have not been amended or rescinded and are in full force and effect.

(e)	The Negative Certificate is correct and up-to-date and all decisions and acts, the publication of which is required by applicable laws (including the RCS Law and the Law on Commercial Companies) have been duly registered within the applicable legal time periods with the RCS.

(f)	The Shareholders Resolutions have been validly taken, have not been amended or rescinded and are in full force and effect.

(g)	The legal capacity and legal right under all relevant laws and regulations of all individuals signing the Agreements or who give information on which we rely.

(h)	Each person expressed to be a party to the Agreements (other than the Company) is duly incorporated and organised, validly existing under the laws of its jurisdiction of incorporation and/or the jurisdiction of its principal place of business and/or its central administration, and is fully qualified, licenced and empowered to own its assets and carry on its business in each jurisdiction in which it owns assets and carries on business.

(i)	the Agreements will be within the capacity and powers of, and will be validly authorised, executed and delivered by or on behalf of all relevant parties and will constitute the legal, valid, binding and enforceable obligations of all relevant parties in accordance with their terms under all applicable laws.

(j)	All authorisations and consents of any country (other than the Grand Duchy of Luxembourg) which may be required in connection with the execution, delivery and performance of the Agreements have been or will be obtained.

(k)	The general meeting of the shareholders of the Company will, to the extent necessary, renew its authorisation to the board of directors of the Company to issue shares under the Company’s authorised share capital for the purpose of issuance of the New Plan Issuable Shares.

(l)	Prior to the issuance of any New Plan Issuable Shares, the board of directors of the Company shall take valid board resolutions approving the issuance of New Plan Issuable Shares under the authorised share capital of the Company and in accordance with the terms of the New Plan and the Agreements.

(m)	Upon exercise of stock options granted by the board of directors of the Company under the authorised share capital of the Company pursuant to the New Plan, in accordance with their terms, the relevant Authorised Signatories shall sign an issue decision in order to effectively issue the relevant New Plan Issuable Shares resulting from the exercise of the stock options.

(n)	The issuance of any New Plan Issuable Shares shall be recorded in a notarial deed of acknowledgment passed in front of a Luxembourg notary public within the month of the issuance of the relevant New Plan Issuable Shares.

(o)	The Company shall duly record any issuance of New Plan Issuable Shares in its register of shareholders.

(p)	The place of the central administration (siège de l’administration centrale) and the centre of main interests of the Company is located at its registered office (siège statutaire) in Luxembourg and the Company does not have an establishment outside Luxembourg (each such terms as defined respectively in the Regulation 2015/848 or domestic Luxembourg law).

(q)	The entry into, the execution of and the performance under the Transaction Documents and the Agreements is, and shall be, in the corporate interest of the Company.

(r)	The Parties entered into the Transaction Documents with bona fide commercial intent, at arm’s length and without any fraudulent intent or any intention to deprive of any benefit any other persons or parties (including creditors) or to breach or circumvent any applicable mandatory laws or regulations of any jurisdiction.

5.	NO OTHER DOCUMENTS

Save for those listed in Schedule 3 (Documents), there is no other agreement, instrument or other arrangement between any of the Parties which modifies or supersedes any of the Transaction Documents.

6.	OFFERING AND ADMISSION TO TRADING

That the requirements of any applicable law in respect of the offering or/and listing and admission to trading of the shares of the Company on the actual date of the offering and/or listing and admission to trading have been, will be and will remain fulfilled.

Schedule 5
Reservations

The opinions expressed in this Opinion Letter are subject to the following reservations.

1.	LIMITATIONS ARISING FROM INSOLVENCY LAW

(a)	The rights and obligations of the Parties under the Transaction Documents may be limited and the opinions expressed in this Opinion Letter may be affected by general principles and specific provisions of bankruptcy, insolvency, liquidation, reorganisation, resolution, administration, reconstruction or other laws affecting the enforcement of creditors’ rights generally.

(b)	Any power of attorney and mandate, as well as any other agency provisions granted and all appointments of agents made by the Company (including any appointments made by way of security), explicitly or by implication, will terminate by law and without notice upon the Company’s bankruptcy (faillite) or any similar procedure.

2.	CORPORATE MATTERS

(a)	A company falling within the scope of Article 1200-1 of the Law on Commercial Companies, i.e. not respecting any provision of Luxembourg criminal law or which seriously contravenes any provision of the Luxembourg commercial code or any other Luxembourg law applicable to commercial companies may be put into (i) judicial dissolution and liquidation or (ii) if such company has no assets and no employees, administrative dissolution without liquidation (dissolution administrative sans liquidation), each time upon the application of the public prosecutor.

(b)	The Constitutional Documents (as well as any other documents relating to the Company the publication of which is required by law) will only be enforceable against third parties after they have been published in the RESA, except where such third parties have knowledge thereof, whereas however third parties may rely thereon prior to such publication. For the 15 days following the publication, such documents would not be enforceable against third parties who prove that it was impossible for them to have knowledge thereof.

3.	Other matters

A power of attorney governed by Luxembourg law and expressed to be irrevocable or any power of attorney expressed to be irrevocable and granted by or on behalf of a the Company may as a matter of Luxembourg law (which a court may also apply to powers granted by or on behalf of the Company under foreign law), be subject to revocation or termination by or on behalf of the grantor despite its being expressed to be irrevocable, which causes the withdrawal of all powers to act on behalf of the grantor of the power of attorney.

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